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                                   MEMORANDUM
                                  OF AGREEMENT


TO:                  Tim A. Good

FROM:                Board of Directors of Energy West Incorporated

RE:                  CONFIDENTIAL - Employment Retention Bonus

DATE:                September 14, 2000




         This Memorandum of Agreement ("Agreement") constitutes an agreement under and pursuant to the Energy West Incorporated Retention Bonus Plan adopted as of September 14, 2000 (the "Plan") by the board of directors of Energy West Incorporated (the "Company"). Terms defined in the Plan shall have the same meaning when used in this Agreement.

         This will confirm that the Company will pay to you a one-time employment retention bonus of $75,000 (a "Bonus"), if you remain employed by the Company and meet all of the requirements of set forth in this Agreement. The Bonus will be paid to you upon the satisfaction of the conditions for payment of such Bonus as set forth in the Plan. It is hereby acknowledged that the execution of this Agreement satisfies the condition set forth in Section 3(iii) of the Plan.

         In addition, to be eligible for the Bonus, (i) you must maintain in strict confidence all information regarding any potential Transaction, other than as expressly authorized by the Chief Executive Officer of the Company, and
(ii) you must sign a release and waiver of claims, in a form approved by the Company.

         The Bonus is subject to and governed by the terms of the Plan and this Agreement. It is understood that the Board of Directors of the Company shall have the right in its sole discretion to terminate or modify the Plan or this Agreement at any time prior to the execution by the Company of a definitive written agreement providing for a Change in Control (a "Definitive Agreement"), or at any time after the termination of such Definitive Agreement without the consummation of a Transaction having occurred. In addition, from and after the execution by the Company of a Definitive Agreement, and during the time such Definitive Agreement remains in force, the Plan and/or this Agreement may be amended or terminated by the Board; provided that no such amendment of termination shall in any material respect reduce or impair your rights hereunder without your written consent. Subject to the foregoing, (i) the Bonus is in addition to benefits for which you might otherwise be eligible under the Company's Severance Plan, and (ii) the Bonus is in lieu of any payments to which you otherwise might be entitled under any incentive compensation plan or arrangement with respect to the fiscal year in which the closing of a Transaction occurs.





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        None of the Plan, this Agreement or the Bonus changes the employment relationship between you and the Company, or constitutes an agreement of employment between you and the Company. You are eligible for the bonus only if you meet all of the conditions for eligibility.

        If there is a conflict between this Agreement and the Plan, the terms of the Plan will control.


                                   ENERGY WEST INCORPORATED


                                   By:
                                           ----------------------
                                           [Larry D. Geske]

                                   Title:  President & Chief Executive Officer
                                           -----------------------------------

                                           AGREED TO:



                                           ----------------------------
                                           [Tim A. Good]



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